Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

THIRD QUARTER EARNINGS

—	Net sales increased $41.8 million, or 22%, compared to last year with volume gains of 4% year-over-year.

—

Segment operating profit was $10.3 million as compared to $15.4 million in the third quarter of 2009. Segment operating profit in the third quarter of 2010 included non-recurring expenses of $4.9 million as compared to $0.8 million for the third quarter of 2009.

—

Net income was $3.5 million, down $6.6 million compared to the third quarter of 2009. Net income in the third quarter of 2010 included total non-recurring expenses of $6.7 million compared to $0.7 million in 2009. Diluted earnings per share were $0.08, compared to $0.23 in the third quarter of 2009.

—

The Company announced its intention to acquire Eliokem International, a global specialty chemicals manufacturer. In the third quarter of 2010, the Company incurred $1.9 million of non-recurring expense related to the pending acquisition.

—	The Company continued to improve its balance sheet. Net debt declined $17.4 million during the third quarter of 2010 from $102.1 million to $84.7 million, due to strong cash flow from operations.

FAIRLAWN, OHIO, September 29, 2010 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $3.5 million, or $0.08 per diluted share, for the third quarter ended August 31, 2010, compared to net income of $10.1 million, or $0.23 per diluted share, for the

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third quarter of 2009. Included in the third quarter of 2010 were non-recurring expenses totaling $6.7 million, including $3.9 million related to a strike at a Decorative Products manufacturing plant, $1.9 million related to a pending acquisition, $0.8 million for a foreign import duty claim, and $0.1 million for restructuring and severance actions and other items. Included in the third quarter of 2009 were non-recurring expenses totaling $0.7 million including $0.6 million for flood-related damage, and $0.3 million for restructuring and severance actions offset by pension curtailment gains of $0.2 million.

Net sales increased $41.8 million, or 22.5%, to $227.9 million for the third quarter of 2010, compared to $186.1 million for the third quarter of 2009. The third quarter increase in net sales was the result of improved volumes of $7.4 million and higher selling prices of $35.0 million partially offset by unfavorable foreign currency translation effects of $0.6 million. Gross profit declined to $39.1 million, with margins of 17.2%, in the third quarter of 2010, compared to $44.0 million and margins of 23.6% in the third quarter of 2009. Included in gross profit in the third quarter of 2010 is $2.6 million of strike-related costs. The decline in gross profit margin percentage was primarily due to a change in product mix, higher manufacturing costs as a result of the strike, and the effect of index pricing, in which higher raw materials are passed through without any gross margin benefit.

“In OMNOVA’s third quarter, our underlying business continued to post strong operating performance considering that results were adversely impacted by nearly $7 million of non-recurring expenses. Cash flow was strong, and our balance sheet continues to improve. We have made significant progress on many fronts, including the introduction of numerous innovative products, penetration into new, adjacent markets, the continued globalization of our business and aggressive productivity gains and cost reductions,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“Overall, volume expansion continued despite weakness in commercial wallcovering and carpet chemicals, which remain impacted by the slow down in commercial and residential construction and refurbishment activity. Specialty chemicals and domestic laminates had double-digit volume gains. After several years of adjusting our business model and cost structure in the face of reduced market demand, we have strong operating leverage as volumes outpaced last year’s levels,” McMullen added.

“On September 22, 2010, the Company announced its intention to purchase Eliokem International (Eliokem), a business that will significantly enhance and grow our Performance Chemicals business. This acquisition will transform OMNOVA Solutions into a much larger, more diverse specialty chemical and functional surfaces company with significantly enhanced global

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capability. It is an excellent fit with OMNOVA’s strategy to grow in existing markets, penetrate new adjacent markets and globalize our Company,” said McMullen.

Selling, general and administrative expenses in the third quarter of 2010 were $24.4 million, or 10.7% of sales, compared to $25.7 million, or 13.8% of sales, in the third quarter of 2009. Despite rising volumes, selling, general and administrative expenses decreased due to the Company’s focused ongoing efforts to control costs.

Other expense (income), net totaled $4.3 million for the third quarter and included non-recurring expense of $1.9 million for the pending Eliokem acquisition, $1.3 million of strike-related costs and $0.8 million for the foreign import duty claim.

Interest expense in the third quarter of 2010 was $1.9 million, a decrease of $0.1 million, as a result of lower average debt, compared to the third quarter of 2009. The weighted average cost of borrowing during the third quarter of 2010 was 4.6%, the same as the third quarter of 2009.

The Company’s tax expense for the third quarter of 2010 was $0.1 million, compared to a benefit of $0.1 million in the third quarter of 2009. The consolidated tax rate is substantially lower than the statutory rate because of the utilization of domestic federal net operating loss carryforwards with offsetting valuation allowances. The Company has approximately $137.8 million of domestic federal net operating loss carryforwards, with expiration dates between 2021 and 2030.

The Company’s net debt (total debt less cash) was $84.7 million at August 31, 2010, an improvement of $17.4 million during the quarter due to strong cash flow from operations. Debt of $144.4 million was primarily comprised of a term loan facility with $141.2 million outstanding and maturing in 2014. On August 31, 2010, there was no outstanding debt on the Company’s revolving asset-based credit facility and the available borrowing capacity was $79.6 million. The August 31, 2010 consolidated cash balance was $59.7 million, a quarter-over-quarter increase of $17.7 million. Total liquidity, comprised of unused borrowing capacity and cash on hand, was $139.3 million as of August 31, 2010.

Proposed Acquisition - On September 22, 2010, the Company announced its intention to purchase Eliokem International, a global chemicals manufacturer with sales of approximately $277 million for the last twelve months ended August 31, 2010. The Company will pay 227.5 million euros for Eliokem or approximately $300 million at current exchange rates. Eliokem is a worldwide producer of specialty polymers and chemicals, including coating resins, elastomeric modifiers, antioxidants, rubber reinforcing resins, oil and gas drilling chemicals, and latices for specialty applications. Eliokem has manufacturing sites in Caojing and Ningbo, China; Valia, India; Le Havre, France; and Akron (Ohio), USA. Eliokem also has

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regional sales offices in Akron, Singapore, Shanghai and Mumbai. The company employs approximately 630 people worldwide.

Closing of the proposed transaction is subject to consultation with Eliokem’s Works Council in France, completion of a definitive agreement, regulatory approvals, financing and other customary conditions. Subject to these conditions, the Company anticipates completion of the transaction by the end of 2010.

Performance Chemicals - Net sales during the third quarter of 2010 increased 39.2%, to $145.3 million, compared to $104.4 million in the third quarter of 2009. The improvement was primarily driven by volume increases of $7.5 million, or 7.2%, and higher selling prices of $34.1 million partially offset by unfavorable foreign currency translation effects of $0.7 million. Segment operating profit was $15.2 million for the third quarter of 2010 as compared to $14.8 million in the third quarter of 2009, an increase of $0.4 million. The year-over-year operating profit improvement was driven by higher volumes and selling price increases which were partially offset by higher raw material costs of $34.5 million and reduced operating costs.

During the quarter, specialty and paper market volumes increased as compared to a year ago, while carpet volumes were down. The Company’s industry-leading technology led to new business wins in most of its markets. August was the thirteenth consecutive month of year-over-year volume growth as the general markets continued to recover. Also, several customers are now operating production lines that had been idled in 2009.

Decorative Products - Net sales were $82.6 million during the third quarter of 2010, an increase of $0.9 million, or 1.1%, compared to the third quarter of 2009. Sales improved in decorative laminates, coated fabrics and the Asian businesses, while commercial wallcovering declined. Segment operating loss was $4.9 million in the third quarter of 2010, compared to income of $0.6 million for the third quarter of 2009. Included in the loss were expenses totaling $4.8 million related to the strike in Columbus, Mississippi, a foreign import duty claim, and restructuring and severance actions. Excluding these items, Decorative Products was nearly breakeven in the third quarter of 2010.

Prior to August 1, 2009, the Company reported results for the Asian businesses on a one-month lag. Beginning in the third quarter of 2009, the Asian businesses began reporting on the same fiscal basis and, accordingly, the third quarter of 2009 includes four months of financial results. The sales and segment operating profit from the additional month were approximately $8.0 million and $0.2 million, respectively.

On May 20, 2010, the Columbus, Mississippi United Steelworkers Local 748-L voted against ratification of a new contract proposal and subsequently went on strike on May 21,

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2010. During the quarter, the Company’s salaried workforce and contract labor continued to operate the plant and meet customers’ requirements. Late in the quarter, the Company transitioned from contract labor to locally hired replacement workers. As a result, strike-related costs, which were $3.9 million in the third quarter, are expected to decline significantly in the fourth quarter to approximately $0.9 million to $1.2 million.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, September 30, 2010, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 21, 2010. A telephone replay will also be available beginning at 1:00 p.m. ET on September 30, 2010, and ending at 11:59 p.m, ET on October 21, 2010. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 169617.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit (loss) to consolidated net sales and net income

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investors with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
Performance Chemicals	$145.3	$104.4	$396.7	$286.0
Decorative Products	82.6	81.7	241.5	221.6

Total Sales	$227.9	$186.1	$638.2	$507.6

Segment Operating Profit (Loss)(1)
Performance Chemicals	$15.2	$14.8	$55.7	$34.0
Decorative Products	(4.9)	.6	(9.5)	(2.0)
Interest expense	(1.9)	(2.0)	(5.6)	(6.2)
Corporate expense	(4.8)	(3.4)	(12.5)	(10.1)

Income Before Income Taxes	3.6	10.0	28.1	15.7
Income tax expense (benefit)	.1	(.1)	1.7	.6

Net Income	$3.5	$10.1	$26.4	$15.1

Depreciation and amortization	$4.7	$5.9	$15.7	$17.2
Capital expenditures	$3.9	$2.2	$8.8	$5.4

(1)

Segment operating profit (loss) for the third quarter of 2010 included restructuring and severance charges of $0.1 million for Decorative Products and $0.1 million for Performance Chemicals, $0.8 million for a customs duty charge for Decorative Products’ Thailand operation and worker strike costs of $3.9 million for Decorative Products. Segment operating profit (loss) for the third quarter of 2009 included restructuring and severance charges of $0.3 million and $0.6 million of clean-up and repair costs related to a flood at one of our Decorative Products facilities. Segment operating profit for the first nine months of 2010 included a Performance Chemicals gain of $9.7 million related to the dissolution of a joint venture, a Decorative Products asset impairment charge of $6.2 million, restructuring and severance charges of $0.3 million for Performance Chemicals and $0.2 million for Decorative Products, $4.3 million of worker strike costs at Decorative Products, $0.8 million for a customs duty charge for Decorative Products’ Thailand operation and a legal settlement of $0.3 for Decorative Products. Segment operating profit (loss) for the first nine months of 2009 included asset write-offs of $0.7 million for Performance Chemicals, restructuring and severance charges of $0.1 million for Performance Chemicals and $1.8 million for Decorative Products, and $0.6 million of clean-up and repair costs related to the flood at the Decorative Products facility. Also included in segment operating profit for the first nine months of 2009 is a pension curtailment loss of $0.2 million for Performance Chemicals and a gain of $0.7 million for Decorative Products. Management excludes these items when evaluating the results of the Company’s ongoing business.

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will’, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Any such occurrence could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risk factors and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: the Company’s ability to successfully complete the acquisition of Eliokem; the Company’s ability to successfully integrate Eliokem into its operations; the Company’s ability to achieve fully the strategic and financial objectives related to the proposed acquisition of Eliokem, including the acquisition being accretive to the Company’s earnings; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Eliokem.

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Additional risk factors include: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unexpected full or partial suspension of plant operations; the Company’s strategic alliance, joint venture and acquisition activities; loss or damage due to acts of war or terrorism, natural disasters, accidents, including fires, floods, explosions and releases of hazardous substances; governmental legislative and regulatory changes, including changes impacting environmental compliance, pension plans, products and raw materials; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; meeting required pension plan funding obligations; stock price volatility; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of the Company’s business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

OMNOVA Solutions Inc. is a technology-based company with last twelve month sales through August 2010 of $827 million and a workforce of approximately 2,300 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
Net Sales	$227.9	$186.1	$638.2	$507.6
Cost of goods sold	188.8	142.1	511.6	391.9

Gross Profit	39.1	44.0	126.6	115.7

Selling, general and administrative	24.4	25.7	74.5	74.3
Depreciation and amortization	4.7	5.9	15.7	17.2
Restructuring and severance	.2	.3	.5	2.0
Asset impairment	—	—	6.2	.7
Interest expense	1.9	2.0	5.6	6.2
Other expense (income), net	4.3	.1	(4.0)	(.4)

	35.5	34.0	98.5	100.0

Income Before Income Taxes	3.6	10.0	28.1	15.7
Income tax expense (benefit)	.1	(.1)	1.7	.6

Net Income	$3.5	$10.1	$26.4	$15.1

Income Per Share
Basic and Diluted net income per share	$.08	$.23	$.59	$.34

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	August 31, 2010	November 30, 2009
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$59.7	$41.5
Accounts receivable, net	125.4	105.9
Inventories	51.0	37.5
Prepaid expenses and other	3.1	2.4

Total Current Assets	239.2	187.3

Property, plant and equipment, net	129.6	141.9
Trademarks and other intangible assets, net	6.1	4.4
Deferred income taxes	1.2	1.2
Other assets	2.8	3.2

Total Assets	$378.9	$338.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.7	$3.3
Accounts payable	81.9	64.4
Accrued payroll and personal property taxes	15.8	16.4
Employee benefit obligations	2.6	2.6
Deferred income taxes	.9	.9
Other current liabilities	5.1	4.0

Total Current Liabilities	111.0	91.6

Long-term debt	139.7	140.8
Postretirement benefits other than pensions	8.1	8.4
Pension liabilities	60.2	65.4
Deferred income taxes	.9	.9
Other liabilities	14.3	15.8

Total Liabilities	334.2	322.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 45.1 million shares and 44.5 million shares issued at August 31, 2010 and November 30, 2009, respectively	4.5	4.4
Additional contributed capital	316.8	314.1
Retained deficit	(193.5)	(219.9)
Treasury stock at cost; .2 million shares at August 31, 2010 and .1 million shares at November 30, 2009	(1.3)	(.4)
Accumulated other comprehensive loss	(81.8)	(83.1)

Total Shareholders’ Equity	44.7	15.1

Total Liabilities and Shareholders’ Equity	$378.9	$338.0